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                                                                    EXHIBIT 10.6

                               ESCROW AGREEMENT
                               ----------------

     THIS ESCROW AGREEMENT (the "Agreement") dated as of the 30th day of April, 1999 by and among The Providers, Inc., a Colorado corporation ("The Providers"), Softlink, Inc., A Nevada corporation (the "Softlink") and Thomas W. Harris, Jr., (the "Escrow Agent").

     WHEREAS, The Providers and Softlink (hereinafter sometimes collectively referred to as the "Parties"), are parties to that certain Agreement dated
April 30, 1999 and effective as of that date ("Agreement"), a true copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference; and,

     WHEREAS, the parties desire to provide in this escrow agreement for payment of media as supplied pursuant to the terms of the Agreement:

     NOW THEREFORE, it is agreed as follows:

1.   APPOINTMENT OF THE ESCROW AGENT.

     Each of the Parties hereby appoints the Escrow Agent to serve as escrow agent with respect to the Escrow pursuant to Exhibit "A" and the Escrow Agent hereby accepts such appointment.

2.   ESTABLISHMENT OF ESCROW.

     Simultaneous with the execution and delivery of this Agreement, Softlink shall deposit with the Escrow Agent eight hundred and seventy-five thousand (875,000) shares of Softlink common stock (the "Escrow"). The Softlink common stock shall be subject to Rule 144 restrictions.

3.   TERM OF ESCROW.

     The Escrow term (the "Escrow Term") shall begin on the date hereof and shall terminate upon the earlier of (i) disbursement of all of the Escrowed Shares in accordance with this Agreement or (ii) twenty-four (24) months after the date of his Agreement.

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4.   DISBURSEMENT OF SHARES FROM ESCROWED SHARES.

     The Escrow Agent shall disburse Escrowed Shares in accordance with the following terms and conditions:

     (a) During the Escrow Term (but in all events no less than 20 business days prior to the date described in Section 3 (ii) above), The Providers shall, so long as it is not in breach of the Agreement, execute and deliver to Softlink and the Escrow Agent a Request for Payment in the form of Exhibit "B" hereto each time The Providers can confirm delivery of electronic media in an amount that shall entitle The Providers to distribution of one hundred thousand (100,000) shares of Softlink common stock, except that the last distribution shall be for less than one hundred thousand (100,000) shares if such distribution is of the final amount of shares being held pursuant to this escrow. The term "confirm delivery of electronic media" shall mean an invoice from The Providers to Softlink with attached invoices from suppliers that transfer the right to a designated dollar of advertising spots to Softlink.

    The "Amount Requested" by The Providers in any such notice shall be a distribution of the number of shares determined by the following formula:

     Step One: Determination of Dollar Amount For Release.

          2 x EM - 30% [two times Electronic Media minus 30%] [See example./1/]

     Step Two: Determination of Number of Shares For Release.

          Shares shall be valued as of the date of receipt of Request For Payment at the lesser of (i) the lowest trading price of Softlink common or
     (ii) FIVE DOLLARS ($5.00) per share. [See example./2/]

Within 5 business days of Softlink's receipt of said Request for Payment, provided that The Providers has established to Softlink's reasonable satisfaction that the Electronic Media has been delivered, Softlink shall execute and deliver to the Escrow Agent and

_____________________
/1/ $225,000 of Electronic Media would release the following dollar amount:
2 x $225,000 = $450,000; $450,000 - $135,000 = $315,000.
/2/ If Softlink common is trading at $3.00 per share on the day of the Request For Payment, the amount of shares to be released shall be $315,000/$3.00= 105,000 shares. 100,000 shares would be released and 5,000 shares would be credited toward the next Request For Payment.

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The Providers a Confirmatory Notice in the form of Exhibit "C" hereto stating that it confirms same and authorizing and directing the Escrow Agent to distribute the Request For Payment shares to The Providers; provided, however, that if Softlink either does not deliver a Confirmatory Notice in the form of Exhibit "C", hereto to The Providers and the Escrow Agent or does not deliver a Contested Amount Notice in the form of Exhibit "D" hereto contesting in writing The Provider's Request for Payment within 5 business days of Softlink's receipt of such Request for Payment, the Escrow Agent shall disburse to The Providers the amount indicated in such Request for Payment within 5 days after the expiration of such 5 business day period. Within 5 business days of the receipt by the Escrow Agent of a Confirmatory Notice, the Escrow Agent will disburse to The Providers the amount which The Providers directs to be released pursuant to such Confirmatory Notice.

     (b) In the event that Softlink delivers to the Escrow Agent and The Providers a Contested Amount Notice in the form of Exhibit "D" hereto before the expiration of the 5 business day period in response to a Request for Payment duly given by The Providers to Softlink and the Escrow Agent under this Section 4, the amount so requested in such contested Request for Payment or Request for Advance Payment shall be considered a contested amount. All contested amounts shall be held and either disbursed by the Escrow Agent in accordance with any joint letter of instruction signed and delivered by Softlink and The Providers to the Escrow Agent (in form and substance satisfactory to the Escrow Agent), interpleaded in a court of Escrow Agent's choosing or otherwise disbursed in accordance with this Agreement. All amounts other than contested amounts (and amounts theretofore disbursed to The Providers) shall, upon the expiration of the Escrow Term, be returned to Softlink. In the event Softlink timely objects to any Request for Payment sending a Contested Amount Notice, Softlink shall send a separate notice to The Providers setting forth in reasonable detail its basis for asserting that there is a contested amount. Such separate notice shall be given by Softlink to the The Providers within the applicable 5 business day period. The parties agree that the failure of Softlink in giving such separate notice to state any claim or amount in any such separate notice shall not

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constitute a waiver of such claim or amount or in any manner or to any extent compromise or prejudice any claim not stated therein.

     (c) Upon termination of the Escrow in accordance with Section 3 hereof, the Escrow Agent shall promptly disburse to Softlink all Escrow Shares, other than contested amounts pursuant to Section 4(b) above.

5.   EXPENSES AND ESCROW FEES.

     The Escrow Agent shall be entitled to reimbursement of all reasonable expenses, commissions, fees and other costs, including any reasonable costs in connection with the interpleader described in Section 7(k), incurred by the Escrow Agent acting pursuant to the terms of this Agreement. Such expenses shall include any reasonable legal costs incurred by the Escrow Agent acting in his capacity as escrow agent hereunder. All such reasonable fees, costs and expenses shall be borne by Softlink and shall be payable to the Escrow Agent monthly within thirty (30) days after invoice.

     Softlink shall pay one hundred percent (100%) of fees and expenses due to Escrow Agent. Escrow Agent shall bill his time at $250.00 per hour and his paralegal time at $100.00 per hour for all time incurred in connection with handling of this escrow.

6.   DUTIES OF THE ESCROW AGENT.

     The Escrow Agent hereby agrees to perform the following duties under this
Agreement:

     (a) Receive, and use reasonable efforts to act as custodian for, the Escrowed Shares delivered to the Escrow Agent pursuant to this Agreement;

     (b) Provide the notices and communications as may be expressly permitted or required by this Agreement; and

     (c) Take such other actions and perform such other duties as may be required on the part of the Escrow Agent under the terms of this Agreement, or pursuant to any modifications or amendments hereto affecting the duties of the Escrow Agent to the extent consented to by the Escrow Agent in writing.

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7.   ADDITIONAL MATTERS WITH RESPECT TO THE ESCROW AGENT AND SUBSTITUTION OF THE
     ESCROW AGENT.

     The following additional provisions shall govern the rights, obligations and liabilities of the Escrow Agent under this Agreement.

     (a) The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement, and he shall not be subject to, nor obligated to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein; provided, however, that with the Escrow Agent's written acknowledgment, this Agreement may be amended at any time or times by an instrument in writing signed by or on behalf of all the parties hereto.

     (b) If the Escrow Agent believes it to be reasonably necessary to consult with legal counsel (which may be partners or employees of the Escrow Agent) or other professionals concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being escrow agent hereunder (except if such litigation arises from the gross negligence or willful misconduct of the Escrow Agent) or on account of having received property subject hereto, or in case the Escrow Agent interpleads the Escrowed Shares as described in Section 8(k), then in all cases, its reasonable costs, expenses, and attorneys' fees and other professional fees shall be reimbursed as provided in Section 5 hereof.

     (c) The Escrow Agent shall keep proper books of record and account relating to the Escrowed Shares.

     (d) In the event that the Escrow Agent receives instructions from Softlink or The Providers with respect to the Escrowed Shares, which instructions, in the Escrow Agent's reasonable opinion, are in conflict with other instructions provided by a party to this Agreement or with any of the provisions of this Agreement, the Escrow Agent shall immediately notify in writing Softlink and The Providers of such conflict whereupon the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise either pursuant to (i) a letter of instructions signed by both The Providers and Softlink directing the disposition of such Shares or (ii) a certified copy of a final judgment, or if appeal is taken, a finally determined judgment, of a court of competent jurisdiction providing for the disposition of the

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shares. In the event of a conflict between the provisions of Section 4 hereof and this Section 8(d), the provisions of Section 4 hereof shall govern. In the event a dispute relates only to a portion of media credit claimed by The Providers, the undisputed portion of any unpaid claim shall be distributed and only the disputed portion shall be subject to being withheld pending resolution of the dispute.

     (e) The Escrow Agent shall have no liability to anyone for any action taken or omitted by the Escrow Agent acting in reliance upon instructions given by Softlink and The Providers.

     (f) The Escrow Agent shall have no liability to anyone for an error in judgment or for any act done or omitted by the Escrow Agent in good faith unless caused by or arising out of any gross negligence or willful misconduct of the Escrow Agent.

     (g) The Escrow Agent shall be entitled to rely upon any writing furnished to the Escrow Agent by Softlink or The Providers and shall be entitled to treat such writing as genuine and as the writing it purports to be.

     (h) The Escrow Agent may resign at any time by giving at least ten (10) days prior written notice thereof to the other parties hereto; provided, however, that the effective date of such resignation by the Escrow Agent shall not be earlier than the effective date of the appointment of a successor the Escrow Agent pursuant to Section 7(i) hereof.

     (i) If at any time the Escrow Agent resigns, is removed, dissolves or otherwise becomes incapable of acting, or the position of the Escrow Agent becomes vacant for any reason, The Providers shall promptly appoint a successor the Escrow Agent to fill such vacancy. If The Providers fails to appoint a successor agent prior to the effective date of the Escrow Agent's resignation, the Escrow Agent shall be entitled to appoint a successor of its choosing.

     (j) Each successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, Softlink and The Providers a written instrument accepting such appointment and agreeing to be bound by the provisions of this Agreement. Immediately following the appointment of a successor Escrow

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Agent, the predecessor Escrow Agent shall transfer all Shares, documents and instruments held under this Agreement to such successor Escrow Agent and the predecessor Escrow Agent shall thereafter be absolved and released from any and all further liability hereunder (other than liability for matters attributable to the predecessor Escrow Agent's bad faith, gross negligence, willful misconduct or violation of its express obligations under this Agreement).

     (k) In the event of a dispute between The Providers and Softlink concerning the right of the other party to the Escrowed Shares, the Escrow Agent shall have the right, in its sole discretion, to convert the Escrowed Shares to cash and interplead the Escrowed Shares into a court of competent jurisdiction.

8.   INDEMNIFICATION.

     Softlink and The Providers jointly and severally shall indemnify and hold the Escrow Agent harmless from actions, suits or other charges incurred by or assessed against the Escrow Agent for anything done or omitted by the Escrow Agent in the performance of its duties hereunder, except those matters which result from the Escrow Agent's bad faith, gross negligence or willful misconduct. This indemnity shall survive the resignation of the Escrow Agent or the termination of this Agreement.

9.   NOTICES.

     Any notice, demand, consent, authorization, request, approval or other communication given pursuant to this Agreement shall be effective and valid only if in writing (including facsimile), signed by the party giving such notice, addressed as follows:


     If to Softlink:

                              Softlink, Inc.
                              2041 Mission College Blvd., Suite 156
                              Santa Clara, CA 95054
                              Attn: William Yuan, President
                              Facsimile: (408) 496-6110

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     If to The Providers:

                              The Providers, Inc.
                              2121 North Frontage Road, #196
                              Vail, CO 81657
                              Attn: Martin Blitstein, CEO
                              Facsimile: (970) 926-1344


    If to the Escrow Agent:

                              Thomas W. Harris, Esq.
                              Law Offices of Thomas W. Harris
                              2182 Dupont Drive, Suite 202
                              Irvine, CA 92612-1320
                              Facsimile: (949) 477-2394

     All such notices shall be considered given on the date when received (refusal of delivery shall constitute receipt) or if sent by telecopy when transmitted if the sending machine produces a confirmation of transmission. Any party may change its address by giving notice of such change to the other parties.

10.  GOVERNING LAW.

     This Agreement shall be construed and enforced in accordance with the laws of the State of California.

11.  MERGER.

     This Agreement represents the final agreement of Softlink, The Providers and the Escrow Agent with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between Softlink, the The Providers or the Escrow Agent.

12.  COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed an original hereof, but all of which shall be deemed a single document.

13.  DEFINITIONS.

     All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement.

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14.  SEVERABILITY.

     Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid or unenforceable for any reason whatsoever, and such illegality, invalidity or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

15.  RIGHTS CUMULATIVE; WAIVERS.

     The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Failure to exercise or any delay in exercising any of such rights also shall not operate as a waiver or variation of that or any other such right. Defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

16.  HEADINGS.

     The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

17.  CONSTRUCTION.

     (a) The terms "hereby", "hereof", "hereto", "herein", "hereunder", and any similar terms shall refer to this Agreement.

     (b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

     (c) Words importing persons shall include firms, associations, partnerships, corporations and other legal entities, including public bodies, as well as natural persons.

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     (d)  The terms "include", "including" and similar terms shall be construed as if followed by the phrase "without limitation".

18.  ASSIGNMENT.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives and permitted successors and assigns.

19.  NO THIRD PARTY BENEFICIARIES.

     No person, firm or other entity other than the parties hereto and their permitted successors and assigns shall have any rights or claims under this Agreement.

20.  NO LEGAL ADVICE BY ESCROW AGENT.

     The Escrow Agent has not and will not provide legal advice to any party to this agreement. Softlink and The Providers entered into their own agreement prior to opening of this Escrow and shall be responsible for obtaining legal advice, if they deem it necessary, prior to execution of this Escrow Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Softlink, Inc

By: /s/ William Yuan
    ---------------------------
    William Yuan, President

By: ___________________________
    Name:
    Office:

The Providers, Inc.

By: /s/ Martin Blitstein
    ---------------------------
    Martin Blitstein, CEO

By: ___________________________
    Name:
    Office:

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Escrow Agent:

_______________________________
Thomas W. Harris, Jr.

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